RELEASE AND WAIVER AGREEMENT

This Release and Waiver Agreement ("Agreement") is entered into this 26th day of September, 2025 by and between Vera Bradley, Inc., an Indiana corporation (the "Corporation") and Alison Hiatt hereinafter (“Executive”).

WHEREAS, Executive’s employment with the Corporation is terminated effective October 9, 2025 (“Termination Date”) and the Corporation and Executive have voluntarily agreed to the terms of this Agreement in exchange for severance benefits under the Vera Bradley, Inc. 2014 Executive Severance Plan, as amended (the “Plan”), to which Executive otherwise would not be entitled;

WHEREAS, accordingly the Corporation has determined that Executive will receive certain severance benefits if Executive executes and complies with the terms of this Agreement; and

WHEREAS, Executive acknowledges that the consideration received by Executive under the terms of this Agreement and the Plan for the release and waiver contained herein is in addition to any consideration the Corporation is otherwise required to provide Executive.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth below, the parties hereby acknowledge and agree as follows:

1.Severance. In consideration for Executive’s agreements contained herein and Executive’s compliance with Executive’s continuing obligations under the Plan, including his obligations under Section 7, the Corporation will pay Executive:

a.The Accrued Amounts (as defined in the Plan), payable as soon as reasonably practicable following the date of termination;
b.the COBRA Benefits (as defined in the Plan);
c.payments equal to $300,000 payable in 15 equal installments beginning on the Company’s next regularly scheduled payroll after the Effective Date;
d.The amount of the annual bonus, if any, the Participant would have received under the Company’s annual cash bonus plan for the year in which the Participant's employment terminated multiplied by 1.25 (hereinafter, the "Bonus"). The Company shall determine the annual bonus, if any, the Participant would have earned under the Company’s annual cash bonus plan had the Participant been employed through the end of the applicable period, in accordance with the methods used to calculate the annual bonus for the Company's other similarly situated executives in the applicable annual bonus plan. Any Bonus payment due under this Section shall be paid at the time payment is made to other similarly situated executives in the applicable annual bonus plan, but in no event later than two and one-half (2½) months after the close of the fiscal year in which the Participant ‘s employment terminated;
e.Until the final payment is made pursuant to Section 1c above, Executive shall be treated as not having separated from Service for purposes of any stock awards made by the Company and shall be entitled to receive any shares that vest according to Executive’s Award Agreements during that time period while payments are still being made by Company according to Section 1c. Notwithstanding the foregoing, Executive’s employment shall be terminated for all other purposes.

Executive agrees that the consideration provided pursuant to this Agreement is in lieu of any and all benefits that Executive may otherwise be entitled to under the Plan. Executive shall not have any right to claim any additional benefits under the Plan. Moreover, except as specifically provided in this Agreement and any applicable plans, programs or arrangements of the Corporation (other than the Plan) including, without limitation, the Corporation’s Certificate of Incorporation or By-laws, as either may be amended from time to time, the Vera Bradley, Inc. 2020 Equity and Incentive Plan, as amended from time to time or any successor thereto (the “Equity Plan”) and any agreements thereunder, Executive shall not be entitled to any other payment, benefits or other consideration from the Corporation.

2.Waiver and Release.

a.In consideration for the payments and benefits to be provided to Executive as set forth herein and the Plan, Executive, himself and for any person or entity that may claim by Executive or through Executive, including Executive’s heirs, executors, administrators, successors and assigns, hereby knowingly, irrevocably, unconditionally and voluntarily waives, releases and forever discharges the Corporation, its Affiliates, and each of its individual or collective past, present and future parent, subsidiaries, divisions and affiliates, its and their joint ventures and its and their respective directors, officers, associates, employees, representatives, partners, consultants insurers, attorneys, administrators, accountants, executors, heirs, successors, and agents, and each of its and their respective predecessors, successors and assigns and all persons acting by, through or in concert with any of them (hereinafter collectively referred to as “Releasees”), from any and all claims, causes of action or liabilities relating to Executive’s employment with the Corporation or the termination thereof, known or unknown, suspected or unsuspected, arising from any omissions, acts or facts that have occurred up until and including the date Executive executes this Agreement which have been or could be asserted against the Releasees, including but not limited to:

i.causes of action or liabilities relating to Executive’s employment with the Corporation or the termination thereof arising under Title VII of the Civil Rights Act, the Age Discrimination in Employment Act (the “ADEA”), the Employee Retirement

Income Security Act, the Worker Adjustment and Retraining Notification Act, the American with Disabilities Act, the Equal Pay Act, the Family and Medical Leave Act, and the Delaware General Corporations Act as such Acts have been amended, and/or any other foreign, federal, state, municipal, or local employment discrimination statutes (including, but not limited to, claims based on age, sex, attainment of benefit plan rights, race, religion, national origin, marital status, sexual orientation, ancestry, harassment, parental status, handicap, disability, retaliation, and veteran status); and/or

ii.causes of action or liabilities related to Executive’s employment with the Corporation or the termination thereof arising under any other federal, state, municipal, or local statute, law, ordinance or regulation; and/or

iii.causes of action or liabilities relating to rights to or claims for pension, profit- sharing, wages, bonuses or other compensation or benefits; and/or

iv.any other cause of action relating to Executive’s employment with the Corporation or the termination thereof including, but not limited to, actions seeking severance pay, except as provided herein, actions based upon breach of contract, wrongful termination, defamation, intentional infliction of emotional distress, tort, personal injury, invasion of privacy, defamation, discrimination, retaliation, promissory estoppel, fraud, violation of public policy, negligence and/or any other common law, or other cause of action whatsoever arising out of or relating to employment with and/or separation from employment with the Corporation and/or any of the other Releasees.

b.Nothing herein shall limit or impede Executive’s right to file or pursue an administrative charge with, or participate in, any investigation before the Equal Employment Opportunity Commission, or any other local, state or federal agency, and/or any causes of action which by law Executive may not legally waive. Executive agrees, however, that if Executive or anyone acting on Executive’s behalf, brings any action concerning or related to any cause of action or liability released in this Agreement, Executive waives any right to, and will not accept, any payments, monies, damages, or other relief, awarded in connection therewith.

c.Nothing herein shall constitute a waiver or release of any of Executive’s rights under this Agreement any other applicable plans, programs or arrangements of the Corporation (other than the Plan) including, without limitation, the Corporation’s Certificate of Incorporation or By-laws, as either may be amended from time to time, the Equity Plan and any agreements thereunder, or under the Indemnification Agreement.

d.Executive expressly waives the benefits of any statute or rule of law that, if applied to this Agreement, would otherwise exclude from its binding effect any claims against the Corporation not now known by Executive to exist.

3.Cause of Action. As used in this Agreement, the phrase “cause of action” includes all claims, covenants, warranties, promises, agreements, undertakings, actions, suits, counterclaims, causes of action, complaints, charges, obligations, duties, demands, debts, accounts, judgments, costs, expenses, losses, damages and liabilities, of whatsoever kind or nature, in law, equity or otherwise.

4.No Assignment of Causes of Action. Executive represents and warrants that he has not filed or caused to be filed against the Releasees any claims, actions or lawsuits. Executive further represents and warrants that he has not sold, assigned, transferred, conveyed or otherwise disposed of to any third party, by operation of law or otherwise, any claim of any nature whatsoever relating to any matter covered by this Agreement.

5.Representations of the Corporation. The Corporation represents that it is not presently aware of any cause of action that it or any of the other Releasees have against Executive as of the date hereof. The Corporation acknowledges that the release granted by Executive in Section 2 above will be null and void in the event the Corporation subsequently seeks to treat Executive’s termination of employment as “for Cause” under the Plan.

6.Representations of Executive. Executive represents that Executive has been given an adequate opportunity to advise the Corporation’s human resources, legal, or other relevant management division, and has so advised such division in writing, of any facts that Executive is aware of that constitute or might constitute a violation of any ethical, legal or contractual standards or obligations of the Corporation or any Affiliate. Executive further represents that Executive is not aware of any existing or threatened claims, charges, or lawsuits that he/she has not disclosed to the Corporation.

7.Notice to Seek Counsel, Consideration Period, Revocation Period. Executive acknowledges that Executive has been advised in writing hereby to consult with an attorney before signing this document and that Executive has had at least forty-five (45) calendar days after receipt of this document to consider whether to accept or reject this Agreement. Executive understands that Executive may sign this Agreement prior to the end of such forty-five (45) calendar day period, but is not required to do so. Under ADEA, Executive has seven (7) calendar days after Executive signs this Agreement to revoke it. Such revocation must be in writing and delivered either by hand or mailed and postmarked within the seven (7) calendar day period. If sent by mail, it is requested that it be sent by certified mail, return receipt requested to the Corporation’s General Counsel Office at 12420 Stonebridge Road, Roanoke, Indiana 46783. If Executive revokes this Agreement as provided herein, it shall be null and void and Executive shall not be entitled to receive the payments as described in the first sentence of Section 1 herein. If Executive does not revoke this Agreement within seven (7) calendar days of signing it, this Agreement shall become enforceable and effective on the seventh (7th) day after Executive signs this Agreement (“Effective Date”).

8.Governing Law; Disputes. Jurisdiction and venue over disputes with regard to this Agreement shall be exclusively in the courts of the State of Indiana or the United States District Court for the Northern District of Indiana. This Agreement shall be construed and interpreted in accordance with and governed by the laws of the State of Indiana, without regard to the choice of laws provisions of such laws. The parties agree that any action brought by a party to enforce or interpret this Agreement shall be brought in a State or Federal Court sitting in Indiana; except that an action by the Corporation to enforce its rights under Section 7 of the Plan may also be brought in Executive’s state of residency or any other forum in which Executive is subject to personal jurisdiction. In addition, Executive and the Corporation specifically consent to personal jurisdiction in the State of Indiana for purposes of this Agreement.

9.Amendment; Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and the Corporation. This Agreement shall be enforced in accordance with its terms and shall not be construed against either party.

10.Severability. The parties agree that if any provision, section, subsection or other portion of this Agreement shall be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in whole or in part and such determination shall become final, such provision or portion shall be deemed to be severed or limited, but only to the extent required to render the remaining provisions and portion of this Agreement enforceable. This Agreement as thus amended will remain in full force and effect and will be binding on the parties and will be enforced so as to give effect to the intention of the parties insofar as that is possible. In addition, the parties hereby expressly empower a court of competent jurisdiction to modify any term or provision of this Agreement to the extent necessary to comply with existing law and to enforce this Agreement as modified.

11.Enforcement. This Agreement may be pleaded as a full and complete defense and may be used as the basis for an injunction against any action at law or proceeding at equity, or any private or public judicial or non-judicial proceeding instituted, prosecuted, maintained or continued in breach hereof.

12.No Enlargement of Employee Rights. Executive acknowledges that, except as expressly provided in this Agreement, any employment or contractual relationship between him and the Corporation is terminated, and that he has no future employment or contractual relationship with the Corporation other than the contractual relationship created by this Agreement, the Plan, any other applicable plans, programs or arrangements of the Corporation including, without limitation, the Corporation’s Certificate of Incorporation or By-laws, as either may be amended from time to time, the Equity Plan and any agreements thereunder, and the Indemnification Agreement. The Corporation has no obligation, contractual or otherwise, to employ or reemploy, hire or rehire, or recall or reinstate Executive in the future with the Corporation.

13.No Representations. Executive represents that he has carefully read and understands the scope and effect of the provisions of this Agreement. Executive has not relied upon any representations or statements made by the Corporation that are not specifically set forth in this Agreement.

14.Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original but both of which together will constitute one and the same instrument.

15.Withholding. The Corporation shall withhold from any amounts payable under the Plan all federal, state, local or other taxes that are legally required to be withheld, as well as any other amounts authorized or required by policy, including, but not limited to, withholding for garnishments and judgments or other court orders.

16.Successors and Assigns. This Agreement binds and inures to the benefit of Executive’s heirs, administrators, representatives, executors, successors and assigns, and the Corporation’s successors and assigns.

17.Entire Agreement – Termination of Prior Agreements. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any previous oral and written agreements or representations relating to the subject matters herein, except for the Employment Agreement, any other applicable plans, programs or arrangements of the Corporation including, without limitation, the Corporation’s Certificate of Incorporation or By-laws, as either may be amended from time to time, the Equity Plan and any agreements thereunder, and the Indemnification Agreement.

The undersigned hereby acknowledge and agree that Executive has carefully read and fully understands all the provisions of this Agreement, has had an opportunity to seek counsel regarding it and has voluntarily entered into this Agreement by signing below as of the date(s) set forth above.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date indicated above.

VERA BRADLEY, INC.	EXECUTIVE

By: /s/ Julie North	/s/ Alison Hiatt

Its: Vice President, Human Resources